Exhibit 10.16

CONTRACT OF EMPLOYMENT

1. Employment This Contract of Employment is concluded between	Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.980.5600 Fax: 650.298.5449 www.codexis.com

Codexis, Inc

200 Penobscot Drive, Redwood City

CA 94063

in the following referred to as “Employer” or the “Company”

and

Dr. Peter Seufer-Wasserthal

[Address]

Austria

Austrian Citizenship

in the following referred to as “Employee”

The Employee joins the Company on February 27th, 2006. The first month is classified as probationary month according to Sec 19 (2) AngG.

2.	Assignment and classification

(1)	The Employee is engaged as VP, General Manager, Codexis Enzymes and Intermediates of the Company and principally has to carry out the following tasks:

•	Prepare a business plan to grow the Julich business and establish it as a stand alone profitable business unit with the potential to be spun off as a stand alone company when Codexis IPOs.

•	Implement the business plan; set, gain approval for and achieve the business growth, sales & profit targets.

•	Establish the enhanced Julich portfolio on the European and USA markets

•	Ensure the product portfolio is continually enhanced in line with client and business growth requirements.

•

When appropriate, identify and evaluate technology or business acquisition options that can enhance the product portfolio to open up new markets, enhance the offering to existing clients or present opportunity for new client acquisition.

•	Identify, and where appropriate, establish new as well as enhancing the existing sales channels to market globally.

•	Enhance the marketing activities to support the evolving company portfolio.

•	Identify and cultivate relationships with the key pharmaceutical, biotechnology and chemical companies.

•	Recruit, train, develop and monitor staff.

•	Establish effective systems that ensures efficient order processing and product delivery to clients.

•	Ensure that there is an appropriate route for client enquiries and that client problems are handled promptly and effectively, to ensure maximum customer satisfaction.

(2)	The Employee has to perform all services connected with the assignment. The Employer is in the position to allocate the Employee to another assignment.

3.	Remuneration

a.	The Employee’s basic salary is EUR 165.642 gross plus 50% of the Employee’s part of the social security contributions according to the Austrian Social Security Act per annum, and will be split in 14 equal payments, 12 of them to be paid monthly in arrears on not later than the last working day of each calendar month to the announced bank account.

b.	Holiday pay is due on 30th June and Christmas remuneration is due on 31st December as supplementary grants (13th and 14th monthly pay).

4.	Executive Bonus Plan

For 2006 the Employee will be eligible for the Codexis Executive Bonus Plan. The bonus will be paid out in the form of stock options or cash, or a combination of cash and stock options, at the discretion of the compensation Committee of the Board of Directors. Payout is based on achievement of both corporate and individual objectives as defined by the CEO and the Board of Directors and subject to the final approval of the Compensation Committee. The dollar value of the bonus payout for the Vice President level will be approximately up to 20% of annual salary, consistent with Codexis’ compensation policy established for other senior executives and subject to confirmation by the Compensation Committee in 2006.

5.	Stock Options

Subject to approval by the Codexis Board of Directors, the Employee will be granted an option to purchase 80,000 shares of stock at an exercise price equal to the fair market value of the shares on the date the option is granted. The shares subject to the option shall vest one fourth or 25% on the first anniversary of the Employee’s employment start date and thereafter shall vest as to 1/48 of the shares subject to the option per month for the following 36 months until the option is 100% vested. The Employee’s stock options will be subject to the terms of the Codexis 2002 Equity Incentive Plan and will be conditioned on the Employee’s acceptance of an appropriate stock option agreement.

6.	Car allowance

The Employee will be eligible for a car allowance amounting to EUR 600 per month for the use of his private car for occupational purposes.

7.	Travel and Expenses

If the Employee is required to travel or incur expenses on the business of the Employer or any group company, these will be reimbursed to him on production of satisfactory vouchers and receipts and completion of the Employer’s expense claims forms. All such expenditure claims must be approved by the Employee’s Manager.

8.	Hours of work

As agreed the regular weekly working time are 40 hours. Saturdays, Sundays, as well as public holidays are non working days; however the Employee is expected to work such additional hours as are required to carry out his duties to the satisfaction of the Employer.

9.	Excess work and overtime

a.	In addition to Clause 8. the Employee is obliged to perform excess work and overtime if envisaged by the Employer in due time.

b.	The remuneration (see Clause 3) covers the overtime done.

10.	Place of work

a.	The Employee’s normal place of work will be at home:

[Address]

Austria

b.	In the course of his duties he may also be required to undertake business trips of a temporary nature throughout the world.

11.	Justifiably absence

a.	Justifiable absence as a result of disease or accident has to be announced to the Employer or his representative immediately, meaning the same day of the occurrence of the hindrance (via telephone or in written form). Otherwise the Employee loses the claim on salary for the time of the delay.

b.	In case of justifiable absence of more than 3 days the Employee has to present a confirmation of the responsible health fund or doctor regarding the cause and the duration of the delay without request. The confirmation has to reach the Employer within 4 days after the occurrence of the hindrance.

c.	It is up to the Employer to demand such confirmation also for shorter diseases according to Sec 8 (8) AngG.

12.	Dismissal by the Employer

The employment can be terminated by the Employer by the end of each month under consideration of a three months notice period.

13.	Notice of termination by the Employee

The Employee is in the position to terminate the employment by the end of each month with a notice period of three months.

14.	Paid vacation

The Employee has a right to paid vacation of 25 working days. The time of consumption has to be agreed upon by the Employer in good time.

15.	Employee Benefits

a.	The Company will pay for the benefits programs as required by the local employment law. In addition to that the Employer will pay 50% of the Employee’s part of the social security contributions according to the Austrian Social Security Act (see Clause 3.).

b.	The Company will contribute 5% of base salary to a personal pension plan. The Employee will be required to set-up his own scheme.

c.	Details of the benefits programs will be defined and agreed on between the Employee and the Company.

16.	Life Insurance

a.	The Company will pay for life insurance equating 3 times of the Employee’s annual base salary.

b.	Details of the life insurance will be defined and agreed on between the Employee and the Company.

17.	Other Terms and Conditions of Employment:

a.	Employment with any other entity or for the Employee himself in competition with Codexis, Maxygen or any affiliate or subsidiary of Maxygen is not permitted. If the Employee wants to take an outside job, he should discuss the outside opportunity with his manager and the Human Resources Department in advance so that the Company can determine of any actual or potential conflict of interest exists.

b.	During the course of the employment, the Employee may create, develop or have access to confidential information belonging to Codexis and/or Maxygen, including trade secrets and proprietary information, such as technical and scientific research and/or protocols, customer and supplier information, business plans marketing plans, unpublished financial information, designs, drawings, innovations, inventions, discoveries, specifications, software, source codes, and personnel information. The Employee agrees that as a condition of his employment with the Company he will sign and comply with the Codexis Confidential Information, Secrecy and Invention Agreement.

18.	Arbitration of Disputes

All disputes arising out of or in connection with the present Contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators. Each party will appoint one arbitrator and both arbitrators will appoint their chairman. Place of Arbitration shall be Vienna, Austria. The language of the case will be English. Austrian Law shall be applicable.

19.	Mitarbeitervorsorgekasse - Severance Payments Funds

As Mitarbeitervorsorgekasse (Severance Payments Funds) where according to § 6 Abs 1 BMVG the Severance Payments premiums have to be paid to, the Mitarbeitervorsorgekasse (Severance Payment Funds) VBV Mitarbeitervorsorgekasse AG, 1020 Wien, Donaustraße 49-53 has been chosen.

20.	Miscellaneous

a.	The Employee has to observe the Austrian Law, in particular the regulations concerning order, security as well as the Data Protection Act.

b.	Adjustments or amendments to this contract as well as the clause of written form itself must be in written form in order to be effective.

c.	In the event a provision of this Employment Contract is not valid or becomes invalid or unenforceable, this does not affect the validity of the remaining provisions. The parties to this contract undertake to agree upon such provisions without delay which come closest to the economic aim of the invalid provisions and to the intentions of the parties when replacing the invalid provisions.

d.	The terms described in this letter replace all prior agreements, understandings, and promises between the Company and the Employee concerning the terms and conditions of the Employee’s employment with the Company.

REDWOOD CITY, 06.03.2006
[Place and Date]

/s/ Peter Seufer-Wasserthal	/s/ DAVID CAO
Employee	Employer